Exhibit (d)(8)

Schedule A

Limited Liability Companies and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008, between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (U.K.), Inc.

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity Tactical Income Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity 1-3 Year Duration Securitized Bond Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity 2-5 Year Duration Securitized Bond Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Corporate Bond 1-5 Year Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Corporate Bond 1-10 Year Central Fund	Fixed-Income	06/19/2008
Fidelity Central Investment Portfolios II LLC	Fidelity Mortgage Backed Securities Central Fund	Fixed-Income	06/19/2008

Agreed and Accepted

as of June 19, 2008

Fidelity Investments Money Management, Inc.	Fidelity Management & Research (U.K.) Inc.

By: /s/ JS Wynant By: /s/ JS Wynant

Name: JS Wynant Name: JS Wynant

Title: Treasurer Title: Treasurer